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Exhibit 99

Capital Crossing Preferred Corporation

Nominating Committee Charter

General Statement of Purpose

        The Nominating Committee (the "Committee") of the Board of Directors (the "Board") of Capital Crossing Preferred Corporation (the "Company"), on behalf of the Board, is responsible for identifying individuals qualified to become board members and recommending that the Board select the director nominees for election at each annual meeting of stockholders.

Committee Composition

        The number of individuals serving on the Committee shall be fixed by the Board from time to time but shall consist of no fewer than three members, all of whom shall meet the independence requirements set forth in Rule 4350 of the Marketplace Rules of the National Association of Securities Dealers, Inc. (the "NASD Independence Requirements"). The members of the Committee may be replaced or removed by the Board at any time with or without cause. Resignation or removal of the Director from the Board, for whatever reason, shall automatically constitute resignation or removal, as applicable, from the Committee. Vacancies occurring, for whatever reason, may be filled by the Board. The Board shall designate one member of the Committee to serve as Chairman of the Committee.

Meetings

        The Committee shall meet as deemed necessary or appropriate by the Committee in person or by conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, with any additional meetings as deemed necessary or appropriate by the Committee. A majority of the members of the Committee shall constitute a quorum for purposes of holding a meeting and the Committee may act by a vote of a majority of members present at such meeting. In lieu of a meeting, the Committee may act by unanimous written consent.

Committee Activities

        The Committee's responsibilities shall be to:

Selection of New Directors

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  Establish criteria for Board and committee membership, which shall include consideration of such matters as the experience and qualifications of any particular director candidate as well as such director candidate's past or anticipated contributions to the Board and its committees, and annually reassess the adequacy of such criteria. Generally, a candidate for director must posses the highest personal and professional integrity, have demonstrated exceptional ability and judgment and have the ability to work effectively with other members of the Board, and provide the skills and expertise appropriate to best serve the long-term financial interest of the Company's shareholders.

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  Identify individuals qualified to become members of the Board and recommend that the Board select the director nominees for election at each annual meeting of stockholders; provided that, if the Company is legally required by contract or otherwise to provide third parties with the ability to nominate individuals for election as a member of the Board (pursuant, for example, to the rights of holders of preferred stock to elect directors upon a dividend default or in accordance with shareholder agreements or management agreements), the selection and nomination of such director nominees shall be governed by such contract or other arrangement and shall not be the responsibility of the Committee.

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  Recommend that the Board select directors for appointment to committees of the Board.

Matters Relating to Retention and Termination of Search Firms to Identify Director Candidates

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  Exercise sole authority to retain and terminate any search firm that is to be used by the Company to assist in identifying director candidates. The Committee shall also have sole authority to approve any such search firm's fees and other retention terms.

Review of Charter

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  Review and reassess the adequacy of this Charter annually and submit any proposed changes to the Board for approval.

General

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  The Committee shall make regular reports to the Board concerning areas of the Committee's responsibility.

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  In carrying out its responsibilities, the Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with management and such experts, advisors and professionals with whom the Committee may consult. The Committee shall have the authority to request that any officer or employee of the Company, the Company's outside legal counsel, the Company's independent auditor or any other professional retained by the Company to render advice to the Company attend a meeting of the Committee or meet with any members of or advisors to the Committee. The Committee shall also have the authority to engage legal, accounting or other advisors to provide it with advice and information in connection with carrying out its responsibilities.

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  The Committee may perform such other functions as may be requested by the Board from time to time.

ADOPTED: March 11, 2003

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  Exhibit 99
Nominating Committee Charter